EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 25, 2008, accompanying the consolidated financial statements of HeartWare Limited (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”) included in the Annual Report of HeartWare Limited on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement of HeartWare Limited on Form S-8.
/s/  Grant Thornton LLP
Fort Lauderdale, Florida
August 12, 2008